EXHIBIT 99.1



April 29, 2004

FOR IMMEDIATE RELEASE

Contact: Charles H. Majors, President, (434) 773-2219



         AMERICAN NATIONAL BANKSHARES NAMES NEW CHIEF FINANCIAL OFFICER


DANVILLE, Va., April 29, 2004 / PRNewswire-FirstCall / -- Neal A. Petrovich has been named Senior Vice President & Chief Financial Officer of American National Bankshares Inc. (Nasdaq: AMNB) and American National Bank and Trust Company.
He will begin his duties on May 25, 2004.

     A graduate of Tunstall High School in Pittsylvania County, Mr. Petrovich holds a B.B.A., with high honors, from James Madison University. A Certified Public Accountant, he is a graduate of both the Virginia Bankers School of Bank Management, where he currently serves on the faculty, and the ABA Graduate School of Bank Investments and Financial Management. He and his wife, Dana, have two children, Ellen, age 8, and Grayson, age 4.

     Mr. Petrovich has over twenty years of banking and accounting experience. Currently Senior Vice President and Virginia Financial Officer for Southtrust Bank, he was Chief Financial Officer of Bank of Tidewater in Virginia Beach for eleven years.

     Charles H. Majors, President and Chief Executive Officer stated, "We are pleased to welcome Neal home and to have him join the senior management team of American National. His substantial experience as the chief financial officer of a strong Virginia community bank will be an asset to us as we continue to grow."

     American National Bankshares Inc. is the holding company of American National Bank and Trust Company, a community bank with fourteen offices in Danville, Chatham, Collinsville, Gretna, Martinsville, Henry County, and South Boston, Virginia, and Yanceyville, North Carolina. Services are also provided through twenty ATMs, "AmeriLink" internet banking, and our 24-hour "Access American" phone banking. Banking subsidiaries include ANB Mortgage Corp. (secondary mortgage origination), ANB Investor Services (retail brokerage) and ANB Insurance Services (full-service insurance agency). Additional information

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is available on our website at www.amnb.com.



         This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.